 NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact:	Jacque Underdown
(831) 761-4741

GRANITE ANNOUNCES FIRST QUARTER 2008 RESULTS

Watsonville, California (April 30, 2008) Granite Construction Incorporated (NYSE:GVA) today announced record net income for the first quarter ended March 31, 2008 of $13.1 million or $0.34 per diluted share, compared with a net loss of $2.2 million, or $0.05 per diluted share, for the same period last year. Operating income for the quarter increased significantly to $38.4 million, compared with an operating loss of $5.6 million a year ago. Total revenues for the quarter decreased 7% to $454.8 million, compared with $487.7 million a year ago.

“We were very pleased with our first quarter results, particularly the strong quarter posted by Granite East,” said William G. Dorey, President and Chief Executive Officer. “We continue to improve the overall performance of our large projects business and are very pleased with our progress to date. Granite West faced some challenges in the quarter but our strategy of pursuing geographic as well as project diversity helped us deliver positive first quarter results in this difficult economic environment.”

Other income for the quarter ended March 31, 2008 was positively affected by a gain of approximately $9.3 million from the sale of gold, which is a by-product of one of our aggregate mining operations.

Total company backlog at March 31, 2008 was $1.9 billion, a decrease of $0.6 billion from $2.5 billion at March 31, 2007. This decrease in backlog primarily reflects the progress on projects in Granite East as well as a reduction in new large project awards over the past twelve months.

General and administrative expenses for the quarter totaled $60.7 million or 13.3% of revenue compared with $54.3 million or 11.1% of revenue for the first quarter of 2007. The increase was primarily due to general and administrative costs for the operation acquired from the Superior Group of Companies in April 2007 and higher accrued variable compensation due to higher income in the 2008 quarter.

Minority interest for the quarter ended March 31, 2008 was $22.5 million as compared to $2.4 million in the first quarter of 2007. This increase was largely due to our joint venture minority partners’ share of the improved Granite East project performance.

During the first quarter ended March 31, 2008, the Company purchased and retired 1.4 million shares of its common stock at a total cost of approximately $43.2 million, representing an average cost of approximately $32 per share.

Results by Segment
Granite West revenue for the quarter totaled $240.0 million compared with $298.1 million for the same period in 2007. Gross profit as a percent of revenue for the quarter ended March 31, 2008 was 16.7% compared to 17.6% last year. Operating income decreased $16.1 million for the quarter to $4.8 million compared with $20.9 million for the first quarter last year. 2008 operating results were negatively affected, relative to last year, by a rainy winter, increased competition in some markets for construction services and reduced demand for construction-related materials.

Granite East revenue for the quarter increased 16% to $214.1 million compared with $184.7 million for the same period last year. Gross profit (loss) as a percent of revenue for the quarter ended March 31, 2008 was 27.6% compared with (4.3)% in the prior period. Operating income was $52.1 million as compared to an operating loss of $17.2 million for the same period in 2007. The increase is largely due to a claim settlement executed during the quarter on the State Route 22 project in Southern California, as well as improved performance on certain other large projects. In addition, a large joint venture design-build project reached the profit recognition threshold during the quarter.

Granite Land Company revenue for the quarter decreased $4.2 million to $0.7 million compared with $4.9 million for the same period last year. An operating loss of $0.5 million was reported as compared to operating income of $2.9 million in the first quarter of 2007. The first quarter 2007 results were positively affected by the sale of certain real estate development projects.

Outlook
“Our 2008 outlook includes revenue expectations for Granite West in the range of $1.8 to $2.0 billion with corresponding gross profit margin between 15% and 17%. Granite East is expected to reach an average gross profit margin of 14% to 16% on revenue between $700 and $800 million. In addition, we anticipate minority interest for the total company to be approximately $45.0 to $50.0 million,” said Dorey.

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Conference Call
Granite will conduct a conference call tomorrow, May 1, 2008, at 11:00 a.m. ET/ 8:00 a.m. PT to discuss the results for the quarter. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 864-2735 in the U.S. and Canada and (706) 634-7039 for international listeners. The conference ID for the call is 41459028. The conference call will be recorded and available for replay from approximately two hours after the live call through June 1, 2008 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 41459028.

About Granite
Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public and private sector clients through its offices and subsidiaries nationwide. For the 5th straight year, Granite was named to FORTUNE’S List of 100 Best Companies to Work For. For more information about Granite, please visit their website at www.graniteconstruction.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represents our management’s beliefs and assumptions concerning future events such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.

All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events, as well as the timing thereof, to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. You should also understand that many important factors in addition to those discussed, referred to or incorporated by reference in this press release, could cause our results to differ materially from those expressed in the forward-looking statements. In light of these risks and uncertainties, it is important to be aware that the forward-looking events discussed in this release may not occur. We undertake no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

For further information regarding risks and uncertainties associated with Granite’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at (831) 724-1011 or at Granite’s website at www.graniteconstruction.com.

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GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY

(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,		Variance
	2008	2007	Amount	Percent
Revenue
Construction	$402,573	$416,632	$(14,059)	(3.4)
Material sales	$51,554	$66,111	$(14,557)	(22.0)
Real estate	$673	$4,917	$(4,244)	(86.3)
Total revenue	$454,800	$487,660	$(32,860)	(6.7)
Cost of revenue construction	$306,846	$384,154	$77,308	20.1
Material sales	$49,056	$54,108	$5,052	9.3
Real estate	$204	$1,362	$1,158	85.0
Total cost of revenue	$356,106	$439,624	$83,518	19.0
Gross profit	$98,694	$48,036	$50,658	****
Gross profit as a percent of revenue	21.7%	9.9%	11.8%	-
General and administrative expenses	$60,651	$54,337	$(6,314)	(11.6)
G&A expenses as a percent of revenue	13.3%	11.1%	(2.2%)	-
Gain on sales of property and equipment	$401	$713	$(312)	(43.8)
Other income (expense)
Interest income	$6,055	$6,843	$(788)	(11.5)
Interest expense	$(4,510)	$(1,086)	$(3,424)	****
Equity in (loss) income of affiliates	$(707)	$351	$(1,058)	****
Other, net	$8,463	$(233)	$8,696	****
Total other income	$9,301	$5,875	$3,426	58.3

Income before provision for income taxes and minority interest	$47,745	$287	$47,458	****
Minority interest	$(22,495)	$(2,447)	$(20,048)	****
Net income (loss)	$13,123	$(2,249)	$15,372	****

Net income (loss) per share:
Basic	$0.34	$(0.05)	$0.39	****
Diluted	$0.34	$(0.05)	$0.39	****

Weighted average shares of common stock:
Basic	38,139	40,992	(2,853)	(7.0)
Diluted	38,513	40,992	(2,479)	(6.0)

**** Represents percentages greater than 100%

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - In thousands, except share and per share data)

	March 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$266,427	$352,434
Short-term marketable securities	79,997	77,758
Accounts receivable, net	320,526	397,097
Costs and estimated earnings in excess of billings	74,279	17,957
Inventories	61,432	55,557
Real estate held for sale	54,736	51,688
Deferred income taxes	44,728	43,713
Equity in construction joint ventures	39,893	34,340
Other current assets	62,559	96,969

Total current assets	1,004,577	1,127,513

Property and equipment, net	518,900	502,901

Long-term marketable securities	37,303	55,156

Investment in affiliates	25,713	26,475

Other assets	72,149	74,373

Total assets	$1,658,642	$1,786,418

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$34,071	$28,696
Accounts payable	195,651	213,135
Billings in excess of costs and estimated earnings	218,935	275,849
Accrued expenses and other current liabilities	166,774	212,265

Total current liabilities	615,431	729,945

Long-term debt	257,442	268,417

Other long-term liabilities	45,479	46,441

Deferred income taxes	18,228	17,945

Minority interest in consolidated subsidiaries	54,957	23,471

Shareholders' equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2008 and in 2007; issued and outstanding 38,274,800 shares in 2008 and 39,450,923 shares in 2007	383	395
Additional paid-in capital	79,534	79,007
Retained earnings	587,881	619,699
Accumulated other comprehensive (loss) income	(693)	1,098

Total shareholders' equity	667,105	700,199

Total liabilities and shareholders' equity	$1,658,642	$1,786,418

	March 31,	December 31,
Financial Position	2008	2007

Working capital	$389,146	$397,568
Current ratio	1.63	1.54
Debt to total capitalization	0.30	0.30
Total liabilities to equity ratio	1.49	1.55
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GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

Revenue

	March 31,		Variance
	2008	2007	Amount	Percent
Public Sector	$353,102	$338,829	$14,273	4.2
Private Sector	49,471	77,803	(28,332)	(36.4)
Material sales	51,554	66,111	(14,557)	(22.0)
Real Estate	673	4,917	(4,244)	(86.3)
	$454,800	$487,660	$(32,860)	(6.7)

Backlog

	March 31,		Variance
	2008	2007	Amount	Percent
Public Sector	$1,841,373	$2,311,722	$(470,349)	(20.3)
Private Sector	101,816	186,748	(84,932)	(45.5)
Material sales	-	-	-	-
Real Estate	-	-	-	-
	$1,943,189	$2,498,470	$(555,281)	(22.2)

BY GEOGRAPHIC AREA

Revenue

	March 31,		Variance
	2008	2007	Amount	Percent
California	$174,611	$191,678	$(17,067)	(8.9)
West (Excl. CA)	102,268	124,347	(22,079)	(17.8)
Midwest	40,357	16,159	24,198	****
Northeast	36,419	40,982	(4,563)	(11.1)
Southeast	71,109	78,696	(7,587)	(9.6)
South	30,036	35,798	(5,762)	(16.1)
	$454,800	$487,660	$(32,860)	(6.7)

**** Represents percentages greater than 100%

Backlog

	March 31,		Variance
	2008	2007	Amount	Percent
California	$445,402	$506,628	$(61,226)	(12.1)
West (Excl. CA)	434,215	497,933	(63,718)	(12.8)
Midwest	287,488	406,782	(119,294)	(29.3)
Northeast	104,896	195,879	(90,983)	(46.4)
Southeast	544,595	710,822	(166,227)	(23.4)
South	126,593	180,426	(53,833)	(29.8)
	$1,943,189	$2,498,470	$(555,281)	(22.2)

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